Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the registration statement numbers 333-160937 on Form S-8 and 333-159801 on Form S-8 POS of Alpha Natural Resources, Inc. of our report dated March 1, 2010, except for Note 23, which is as of March 15, 2010, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the current report on Form 8-K of Alpha Natural Resources, Inc. dated March 15, 2010.

Our report on the consolidated financial statements refers to the retrospective adoption of new accounting requirements effective January 1, 2009 relating to noncontrolling interests and convertible debt instruments.  Our report on the consolidated financial statements also refers to the adoption of new accounting requirements effective January 1, 2009 relating to business combinations.

/s/ KPMG LLP

Roanoke, Virginia

March 15, 2010